                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                             Eagle Food Centers, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                            EAGLE FOOD CENTERS, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 19, 2002



Dear Shareholder:

   You are hereby invited to attend the 2002 Annual Meeting of Shareholders of Eagle Food Centers, Inc. which will be held on Wednesday, June 19, 2002 at 9:00 a.m., Central Daylight Time, at the Milan Community Center, Route 67 and 92nd Avenue, Milan, Illinois. The matters to be considered and voted upon at the Annual Meeting of Shareholders are:

   1. The election of seven persons to serve as directors of the Company until the 2003 Annual Meeting of Shareholders or until their successors shall have been elected and shall have qualified.

   2. A proposal to ratify the appointment of KPMG LLP as independent public accountants for the current fiscal year.

   3. A shareholder proposal to urge the sale of the Company.

   4. Such other business as may properly come before the meeting or any adjournment or adjournments thereof.

   The Board of Directors has fixed the close of business on May 1, 2002 as the record date for determining the shareholders entitled to notice of and to vote at the meeting or any adjournment or postponements thereof.

   All shareholders of record at the close of business on May 1, 2002 are invited to attend the meeting in person. However, to ensure your shares will be voted in the event you are not able to attend, please fill in, sign, and date the enclosed proxy, and return it in the enclosed envelope as soon as possible. The attached Proxy Statement contains more detailed information with respect to the business to be transacted at the meeting.


                                                  S. Patric Plumley
                                                  Secretary


May 20, 2002
Milan, Illinois

                                                                    May 20, 2002
                            EAGLE FOOD CENTERS, INC.

                                 PROXY STATEMENT

                               GENERAL INFORMATION


   This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Eagle Food Centers, Inc. (the "Company"), to be voted at the Annual Meeting of Shareholders to be held on June 19, 2002, at 9:00 a.m., Central Daylight Time at the Milan Community Center, Route 67 and 92nd Avenue, Milan, Illinois, and at any adjournments or postponements thereof. Proxies are solicited to give all shareholders of record at the close of business on May 1, 2002, an opportunity to vote upon the items listed on the accompanying proxy card. This Proxy Statement, the Notice of Annual Meeting, and the proxy card are intended to be mailed to shareholders commencing on May 20, 2002.

   Only holders of record of the Common Stock of the Company, $.04 par value per share, at the close of business on May 1, 2002, are entitled to notice of and to vote at the annual meeting. As of April 19, 2002, the Company had 3,114,470 shares of Common Stock outstanding, each of which is entitled to one vote on each proposal presented. The holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy will constitute a quorum for the transaction of business at the meeting. In the election of directors, a plurality of votes cast in person or by proxy shall elect. Shareholders are not entitled to cumulative voting in the election of directors. Each other proposal requires a majority of the votes cast on the proposal to approve. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to the shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

   All proxies delivered pursuant to this solicitation may be revoked at any time at the option of the shareholder by giving written notice to the Secretary of the Company, by submitting a later dated proxy or by voting in person at the meeting.

   Upon timely receipt of each properly signed proxy card, the shares represented thereby will be voted in accordance with the directions indicated on the proxy card. If no instructions are indicated, the shares will be voted for the election of the nominated directors, for the ratification of the selection of auditors and against the shareholder proposal to urge the sale of the Company.

   The cost of soliciting proxies will be borne by the Company. Officers, directors and regular employees of the Company may solicit proxies personally, by mail, by telephone or otherwise for which they will not receive additional compensation.

   The Eagle Food Centers, Inc. 2001 Annual Report and financial statements for the fiscal year ended February 2, 2002, with comparative figures for prior periods, accompany this Proxy Statement. The Annual Report and the financial statements included therein are incorporated in this Proxy Statement by reference.

   On June 27, 2001 the Shareholders of Eagle Food Centers, Inc. approved an amendment to the Company's Certificate of Incorporation to accomplish a reverse stock split. This was effective on June 29, 2001 and resulted in each four outstanding shares of the Company's common stock being automatically reclassified and changed into one share of the Company's common stock. Prior period common stock information has been restated to reflect the reverse stock split.

   Jeffrey Little, former Director, Chief Executive Officer and President, left the Company on March 18, 2002. Robert Kelly returned as the Chief Executive Officer and President on March 18, 2002, having served as the Company's Chairman since March 30, 1998 and as the Chief Executive Officer and President from May 10, 1995 to January 31, 2000.

   The mailing address of the principal executive offices of the Company is Rt. 67 and Knoxville Road, Milan, Illinois, 61264.

                            PROPOSALS TO SHAREHOLDERS

                              ELECTION OF DIRECTORS
                                   PROPOSAL 1

   The Board of Directors currently consists of seven members, all of whom have been nominated to be elected at the 2002 Annual Meeting of Shareholders to serve until the 2003 Annual Meeting of Shareholders or until their successors have been elected and qualified. The Board of Directors consisted of eight members until Jeffrey Little, former Director, Chief Executive Officer and President, left the Company on March 18, 2002. The table below sets forth certain information regarding the nominees. The accompanying proxy, in the absence of instructions to the contrary, will be voted for the election of the following seven persons unless the authority to vote is withheld. If any nominee is unable to serve, or for good cause will not serve, favorable and uninstructed proxies will be voted for a substitute nominee designated by the Board of Directors.

NOMINATIONS FOR THE COMPANY'S BOARD OF DIRECTORS

Name                            Age      Position(s) Held
----                            ---      ----------------

Robert J. Kelly                  57      Chairman of the Board of Directors, Chief Executive Officer and President
S. Patric Plumley                53      Senior Vice President - Chief Financial Officer and Secretary, Director
Peter B. Foreman                 66      Director
Steven M. Friedman               47      Director
Alain M. Oberrotman              51      Director
Jerry I. Reitman                 64      Director
William J. Snyder                59      Director

The business experience of each of the nominees during the past five years is as follows:

   Mr. Kelly returned to the position of Chief Executive Officer and President on March 18, 2002. Mr. Kelly was named Chairman of the Board of Directors for the Company on March 30, 1998. Mr. Kelly also held the titles of Chief Executive Officer and President from May 10, 1995 through January 31, 2000. Prior to May 1995, Mr. Kelly was Executive Vice President, Retailing for The Vons Companies, Inc. and was employed by that Company since 1963. Mr. Kelly has 39 years of experience in the supermarket industry.

   Mr. Plumley, who was named Director in September 2000, was named Senior Vice President - Chief Financial Officer and Secretary on March 1, 1999, served the Company as Vice President - Chief Financial Officer and Secretary from March 30, 1998 and Vice President and Corporate Controller from September 15, 1997 until his promotions. Prior to September 1997, Mr. Plumley served as Senior Vice President of American Stores' Super Saver Division from 1994 to 1997 and Senior Vice President of Lucky Stores, Inc. from 1990 to 1994. Mr. Plumley has 29 years of experience in the supermarket industry.

   Mr. Foreman has been President of Sirius Corporation, a private investment management firm, since 1993. Prior to 1993, Mr. Foreman was a Principal at Harris Associate LP since 1976. Mr. Foreman has been a director of the Company since June 1989. Mr. Foreman also serves as a director of Glacier Water Services, Inc.

   Mr. Friedman is a General Partner of EOS Partners, LP, an investment firm which he co-founded in 1994. EOS invests in private companies and marketable securities. Until 1994 he was a General Partner of Odyssey Partners, LP, an investment partnership where he was responsible for its private investment group. Before joining Odyssey in 1983, he was vice president at Citibank, NA. He is a director of several public and private companies. Mr. Friedman has served as a director of the Company since November 1987. He has an AB and MBA from the University of Chicago and a JD from Brooklyn Law School.

   Mr. Oberrotman is currently employed in merchant banking and consulting and previously was a Principal with Odyssey Partners LP from October 1992 to May 1997. Mr. Oberrotman became a director of the Company in June 1996.

   Mr. Reitman is Vice Chairman, Partner of the Callahan Group, a full service management consulting company in Chicago, Illinois, a lecturer at Northwestern University, author, and an advisor to Senior Management on direct marketing, integrated communications, and strategic positioning. Previously, Mr. Reitman was Executive Vice President of Worldwide Direct Marketing for the Leo Burnett Agency. Mr. Reitman became a director of the Company in December 1998. Mr. Reitman also serves on the board of directors of CADMUS Communication (CDMS).

   Mr. Snyder is a senior shareholder in the law firm of Snyder, Schwarz, Park & Nelson P.C., Attorneys at Law, Rock Island, Illinois since March 1983 and has maintained an active law practice for 35 years in the Quad-City area. The law firm of Snyder, Schwarz, Park & Nelson, P.C., has acted as legal counsel to the Company for many years and has received legal fees from the Company in various amounts. Mr. Snyder has been a director of the Company since June 1989.

   The directors of the Company are elected annually to serve until the next annual meeting of shareholders and until their successors have been elected and qualified. None of the directors or executive officers listed herein is related to any other director or executive officer.

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE SEVEN NOMINEES LISTED ABOVE. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREOWNERS SPECIFY OTHERWISE IN THEIR PROXIES.

                            COMPENSATION OF DIRECTORS

   Four of the non-employee directors of the Company receive an annual retainer of $32,000 and fees of $750 for each board meeting and $1,000 for each committee meeting attended plus reimbursement of travel expenses. Mr. Snyder does not receive fees as director, but does receive legal fees for his services as counsel to the Company while serving as a member of the board and as a committee member.

                              CERTAIN TRANSACTIONS

   Snyder, Schwarz, Park & Nelson P.C., the law firm of which Mr. Snyder, a director of the Company, is a member, serves as counsel to the Company. The Company paid that law firm $116,492, $275,437 and $279,055 for services rendered in fiscal 2001, 2000, and 1999, respectively. These amounts include remuneration for the services of Mr. Snyder as a director of the Company. The Board has determined that the fees paid for services rendered from Snyder, Schwarz, Park & Nelson P.C. were fair and competitive.

   Mr. Oberrotman was paid $15,000 and $121,619, including expenses, in fiscal 2000 and fiscal 1999, respectively, for services rendered as a consultant in connection with the restructuring of the Senior Notes of the Company. The Board has determined that the fees paid for services rendered by Mr. Oberrotman were fair and competitive.

                    BOARD OF DIRECTORS AND COMMITTEE MEETINGS

   The Board of Directors is responsible for establishing broad corporate policies and for overseeing the overall performance of the Company. The directors are kept informed of the business of the Company through discussions with the Chairman, Chief Executive Officer and President, and other directors and officers, by reviewing reports and analyses, and by participating in board and committee meetings.

   The Board of Directors held eight meetings during fiscal 2001. In addition, from time to time, members of the Board of Directors and committees act by unanimous written consent pursuant to Delaware law. All directors attended at least 75% of the meetings of the board and committees on which they served.

   The Board of Directors has an Audit Committee and a Compensation Committee. The reports of these committees are included herein. The Board does not have a nominating committee. The Board of Directors acts as a committee of the whole with respect to functions that would be performed by a nominating committee.

LIMITATION OF LIABILITY OF DIRECTORS

   As permitted by the Delaware General Corporation Law, the Certificate of Incorporation of the Company provides that a director of the Company will not be personally liable to the Company or its shareholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches which constitute gross negligence. By its terms and in accordance with the Delaware General Corporation Law, this provision does not eliminate or limit the liability of a director of the Company (i) for breach of the duty of loyalty to the Company or its shareholders by the director, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to unlawful payment of dividends or unlawful stock repurchase or redemption), or
(iv) for any transaction from which the director derived an improper personal benefit.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

   The Summary Compensation Table below shows compensation information for the Chief Executive Officer of the Company and the four other most highly compensated executive officers who were serving at the end of the last fiscal year whose total annual salary and bonus exceeded $100,000 for the fiscal years indicated, as well as one individual for whom disclosure would have been provided had the individual been serving as an executive officer at the end of the fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                        ANNUAL COMPENSATION                       COMPENSATION
                          -----------------------------------------------------   ------------
                                                                                    SECURITIES
        NAME AND          FISCAL                                   OTHER ANNUAL     UNDERLYING        ALL OTHER
   PRINCIPAL POSITION      YEAR      SALARY           BONUS        COMPENSATION    OPTIONS (#)      COMPENSATION
   ------------------     ----       -------          ------       ------------    -----------      ------------
Jeffrey L. Little,  (2)   2001    $333,613         $      0            (1)                  0       $ 13,382   (5)
Chief Executive Officer,  2000     331,250           57,978            (1)            150,000        197,397   (5)
President

Robert J. Kelly,  (3)     2001    $190,000         $      0            (1)                  0       $ 20,736   (6)
Chairman of the Board     2000     221,271                0            (1)                  0         15,121   (6)
                          1999     369,513          225,957            (1)                  0        278,132   (7)

S. Patric Plumley,        2001    $192,246         $      0            (1)                  0       $ 12,622   (8)
Senior Vice President,    2000     183,462           32,111            (1)        (11) 10,000         85,908   (9)
Chief Financial Officer,  1999     155,421           95,999            (1)        (11)  3,750          7,272  (10)
Secretary

Stanley W. Stephens,      2001    $159,761         $      0            (1)                  0       $138,750  (12)
Senior Vice President,    2000     127,500   (4)     22,316            (1)             18,750         88,642  (13)
Retail

Clark J. Jordan,          2001    $158,878         $      0            (1)              6,250       $  6,882  (14)
Senior Vice President,    2000     108,750   (4)     19,034            (1)             12,500         58,518  (14)
Operations

Patrick M. Flatley        2001    $114,095         $      0            (1)                  0       $ 12,546  (15)
Vice President,           2000     107,565           26,838            (1)             10,000         30,000  (16)
Non-Retail Procurement    1999      90,000           33,021            (1)                            13,808  (17)

Notes:
(1) Received other annual compensation consisting of perquisites and personal benefits valued at less than the lesser of ten percent of total annual salary and bonus or $50,000.

(2) Mr. Little left the Company March 18, 2002 and received a severance of $342,286, outplacement of $20,000 and up to 12 months of company provided health insurance coverage. Mr. Little's stock options expired April 17, 2002.
(3) Mr. Kelly returned as the Chief Executive Officer and President on March 18, 2002, having served as the Company's Chairman since March 30, 1998 and as the Chief Executive Officer and President from May 10, 1995 to January 31, 2000. Mr. Kelly's annual salary became $350,000 effective March 18, 2002.
(4) Mr. Stephens and Mr. Jordan each began working for the Company in May of fiscal 2000.
(5) Mr. Little received full dollar value of premiums paid by the Company on Executive Term Life policy of $3,182, a 401(k)-matching amount of $5,100 and a $5,100 defined contribution to his 401(k) in 2001. In 2000, Mr. Little received a signing bonus of $100,000, temporary living expenses of $12,855, taxable moving expenses of $61,927, non-taxable moving expenses of $15,243, full dollar value of premiums paid by the Company on Executive Term Life policy of $2,122 and a 401(k)-matching amount of $5,250.
(6) Mr. Kelly received a 401(k)-matching amount of $5,250; a $5,100 defined contribution to his 401(k) and full dollar value of premiums paid by the Company on an Executive Term Life policy of $10,386 in 2001. Mr. Kelly received a 401(k)-matching amount of $5,250 and full dollar value of premiums paid by the Company on an Executive Term Life policy of $9,871 in 2000.
(7) Mr. Kelly received full dollar value of premiums paid by the Company on a compensatory split-dollar executive life insurance policy of $14,073, full dollar value of premiums paid by the Company on Executive Term Life policy of $10,386, debt forgiveness of $248,673, including taxes, for a note given to the Company regarding the purchase of stock and a 401(k)-matching amount of $5,000.
(8) Mr. Plumley received a 401(k)-matching amount of $5,250; a $5,100 defined contribution to his 401(k) and full dollar value of premiums paid by the Company on an Executive Term Life policy of $2,272.
(9) Mr. Plumley received a 401(k)-matching amount of $5,250, a retention bonus of $78,495 and full dollar value of premiums paid by the Company on an Executive Term Life policy of $2,163.
(10) Mr. Plumley received a 401(k)-matching amount of $5,000 and full dollar value of premiums paid by the Company on an Executive Term Life policy of $2,272.
(11) Along with other key employees, Mr. Plumley agreed to cancellation and reissue of options on 10,000 shares as follows: 3,750 shares issued September 15, 1997 at $20.00 per share, expiring September 15, 2007, were cancelled and reissued at $5.00 per share, expiring September 15, 2005; 2,500 shares issued September 15, 1998 at $10.00 per share, expiring September 15, 2008, were cancelled and reissued at $5.00 per share, expiring September 15, 2006; and 3,750 shares issued April 1, 1999 at $11.75 per share, expiring April 1, 2009, were cancelled and reissued at $5.00 per share, expiring April 1, 2007. Mr. Plumley received an option grant for 15,000 shares on May 31, 2000.
(12) Mr. Stephens left the Company November 16, 2001 and received a severance of $138,750, was eligible for outplacement reimbursement of up to $10,000 and up to nine months of company provided health insurance coverage. Mr. Stephens' stock options expired November 16, 2001.
(13) Mr. Stephens received a signing bonus of $30,000, temporary living expenses of $5,122, taxable moving expenses of $34,054, non-taxable moving expenses of $15,945 and a 401(k) matching amount of $3,521.
(14) Mr. Jordan received full dollar value of premiums paid by the Company on an Executive Term Life policy of $1,782 and a $5,100 defined contribution to his 401(k) in 2001. In 2000, Mr. Jordan received a signing bonus of $25,000, temporary living expenses of $2,559, taxable moving expenses of $21,821, non-taxable moving expenses of $8,395 and full dollar value of premiums paid by the Company on an Executive Term Life policy of $743.
(15) Mr. Flatley received a 401(k)-matching amount of $5,250; a $5,100 defined contribution to his 401(k) and full dollar value of premiums paid by the Company on an Executive Term Life policy of $2,196.
(16)   Mr. Flatley received $30,000 for cost savings management.
(17)   Mr. Flatley received taxable moving expenses of $13,808.

OPTIONS/SAR GRANTS IN FISCAL YEAR 2001

   Clark Jordan received a stock option grant along with his promotion to Senior Vice President. No other named Executive Officer was granted stock options in fiscal year 2001.

                        OPTION GRANTS IN FISCAL YEAR 2001

                                INDIVIDUAL GRANTS                                              POTENTIAL
                            ------------------------                                           REALIZABLE
                            NUMBER OF      PERCENT OF                                           VALUE AT
                           SECURITIES     TOTAL OPTIONS                                          ASSUMED
                           UNDERLYING      GRANTED TO      EXERCISE OR                       ANNUAL RATES OF
                             OPTIONS      EMPLOYEES IN     BASE PRICE     EXPIRATION           OPTION TERM
          NAME             GRANTED (#)     FISCAL YEAR        ($/SH)         DATE           5%           10%
          ----             -----------     -----------        ------         ----           --           ---

Clark Jordan                   6,250           50.0%          1.30         10/15/11       $7,146       $16,191

Note: Caution is recommended in interpreting the financial significance of these figures. The amounts under the columns labeled "5%" and "10%" are included pursuant to certain rules promulgated by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, in the price of the common stock of the Company. These amounts are based on the assumption that the named executive holds the options granted for the full term of the options and that the market price of the underlying security appreciates in value from the date of the grant to the end of the option term at the annualized rates of 5% and 10%, respectively, compounded annually over the term of the options. The actual value of the options will vary in accordance with the market price of the common stock of the Company.

AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR END OPTION/SAR VALUES

   The following table shows information regarding the values of certain unexercised options owned by the named executive officers at the end of the last completed fiscal year. No options or stock appreciation rights were exercised during the fiscal year. No stock appreciation rights were granted during fiscal 2001 or were outstanding at the end of fiscal 2001.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES TABLE

                                                 NUMBER OF SECURITIES                        VALUE OF UNEXERCISED
                      SHARES                    UNDERLYING UNEXERCISED                       IN-THE-MONEY OPTIONS
                     ACQUIRED                 OPTIONS AT FEBRUARY 2, 2002                   AT FEBRUARY 2, 2002 (1)
                        ON         VALUE      ---------------------------                   -----------------------
                     EXERCISE     REALIZED    EXERCISABLE(#)     NON-EXERCISABLE(#)   EXERCISABLE($)     NON-EXERCISABLE($)
                     --------     --------    --------------     ------------------   --------------     ------------------
Robert J. Kelly           0          0             100,000                   0             0                    0
Jeffrey L. Little(2)      0          0             100,000              50,000             0                    0
S. Patric Plumley         0          0              11,875              13,125             0                    0
Clark Jordan              0          0               5,000              13,750             0                    0
Pat Flatley               0          0               6,250               3,750             0                    0

Notes:
(1) Market value of underlying securities at February 2, 2002 ($0.75) minus the base price. The market price of all unexercised options was below the exercise price on February 2, 2002.
(2)  Mr. Little's options expired April 17, 2002.

                          COMPENSATION COMMITTEE REPORT

   The Compensation Committee for fiscal 2001 was composed of two non-employee members from the Board of Directors. The members were Mr. Friedman and Mr. Reitman. Mr. Kelly attended meetings as a non-voting participant. The Committee establishes objectives for the executive compensation program and reviews and approves all salary and other remuneration for the executive officers of the Company.

The objectives of the executive compensation program are to:

   1. Promote the attainment of Company goals by emphasizing a greater portion of compensation subject to performance goals.
   2. Attract and retain qualified talent.
   3. Enhance shareholder value by providing opportunities for equity ownership through performance-based programs.

   The executive officer compensation program is comprised of salary, cash incentive compensation and other benefits, including pension, 401(k) contributions and medical benefits that are available to other employees of the Company.

BASE SALARY

   There is no formal Compensation Committee policy regarding the determination of salaries, however, consideration is given to several factors, including individual work experience, performance and comparable salaries within the retail food industry.

ANNUAL INCENTIVE BONUSES

   Annual bonus potentials depend upon job levels and are set at a stated percent of the base compensation. Bonuses are paid based on an allocation formula primarily derived from performance against budgeted sales and earnings targets. The corporate plan paid out below target amounts in fiscal 2001 and fiscal 2000 and above target amounts in fiscal 1999 based on the financial results for each year.

LONG-TERM INCENTIVE

   The Committee intends to utilize stock options as the vehicle to provide a long-term focus. Stock options were issued in fiscal 2001 and in fiscal 2000.

CHIEF EXECUTIVE OFFICER COMPENSATION

   Robert Kelly returned as the Chief Executive Officer and President on March 18, 2002, having served as the Company's Chairman since March 30, 1998 and as the Chief Executive Officer and President from May 10, 1995 to January 31, 2000.

   On January 24, 2002, the Company and Robert Kelly entered into an extension of the employment agreement dated May 10, 1995. The Company agreed to extend his employment through December 31, 2002 with all other terms to remain the same. The agreement provides Mr. Kelly with $190,000 per year as Chairman of the Board of Directors and for services provided in the ongoing operation of the Company through the end of the agreement. Any period of time spent over and above one week per month shall be compensated at the annual salary of $350,000 and paid on a weekly basis. Mr. Kelly's annual salary became $350,000 effective March 18, 2002.

   Through fiscal 1999, Mr. Kelly was eligible to receive bonus compensation, in an amount determined by the Board of Directors based upon mutually acceptable performance targets, of 50% of the base salary with a maximum potential of 100% should the Company exceed budgeted expectations.

   Under the December 15, 1999 extension of his Employment Agreement, Mr. Kelly was also entitled to (1) in the event of a Change of Control of the Company occurring within two years of termination of his employment for any reason other than cause, to an extended exercise period for each group of options, based on a one year extension for each completed year of service from December 31, 1997 (up to a maximum exercise period of the ten year expiration period as provided for under the stock incentive plans of the Company), and (2) upon termination of his employment for any reason other than cause, extended payment by the Company of all premiums associated with the split dollar life insurance policy in effect for Mr. Kelly, for a period equal to each year of service from December 31, 1997.

   Mr. Kelly purchased 31,250 shares of common stock of the Company at the time of his original employment by delivering to the Company a promissory note with the purchase price of the shares based upon the closing sale price of the common stock of the Company on the business day immediately preceding the date of the Employment Agreement. Under the May 10, 1998 amendment to his Employment Agreement, the foregoing loan (and interest) was forgiven in 50% increments for each year of service completed by Mr. Kelly, commencing as of December 31, 1997. The company also provided Mr. Kelly with a tax gross up of the loan forgiveness. Mr. Kelly had an option to purchase 150,000 shares of Company stock as follows:
50,000 shares of stock of the Company at $10.00 per share which expired May 22, 2001, 50,000 shares at $14.00 per share which expire May 22, 2002 and 50,000 shares at $18.00 per share which expire May 22, 2003, all of which are contingently exercisable within two years of termination of employment under the January 24, 2002 and December 15, 1999 extensions of the Employment Agreement dated May 15, 1995. The May 10, 1998 extension to the Employment Agreement of Mr. Kelly also subjects him to a one year non-competition restriction following the termination of his employment, prohibiting Mr. Kelly from engaging in any supermarket business conducted in the service area of the Company.

   Jeffery Little served as the Company's President and Chief Executive Officer from January 31, 2000 until March 18, 2002. His employment with the Company ended on March 18, 2002. His severance package included: wages of $342,286, outplacement costs of $20,000 and up to 12 months of company provided health insurance coverage.

   As of January 31, 2000, the Company retained Mr. Jeffrey Little as its President and Chief Executive Officer. The Company and Mr. Little entered into an Employment Contract with an initial term of three years to end January 31, 2003. The Employment Contract provided for a base salary at the rate of $325,000 per year. In addition, the Company paid a signing bonus of $100,000 at the commencement of his employment. Also, Mr. Little was eligible to receive bonus compensation, in an amount determined by the Board of Directors based upon mutually acceptable performance targets, of 50% of the base salary, with a maximum potential of 100% should the Company exceed budgeted expectations. In the event the Company terminated Mr. Little's Employment other than for "cause", Mr. Little was to receive a payment in a lump sum equal to eighteen (18) months of compensation, continued health and dental insurance coverage for a period of eighteen (18) months, any accrued and unused vacation pay and professional outplacement services up to the sum of $20,000.

   The Company had also granted Mr. Little the option to purchase up to 150,000 shares of stock of the Company. Under the terms of his option, up to 50,000 shares could have been purchased by Mr. Little on or after the first anniversary date of his employment at $5.04 per share, up to an additional 50,000 shares could have been purchased on or after the second anniversary of his employment at $9.04 per share and the final 50,000 shares could have been purchased on or after the third anniversary of the employment of Mr. Little at $13.04 per share with the expiration of options at January 31, 2010. One hundred thousand shares represented by the vested options expired April 17, 2002. All other options expired on March 18, 2002, the date his employment ended. Mr. Little received relocation and temporary housing expenses and was entitled to regular Company benefits and four weeks of vacation per year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER INFORMATION

   The Compensation Committee is comprised exclusively of directors who are not and have never been Company employees. No Company executive officer serves on the Compensation Committee or as a director of another company in which one of whose executive officers serves as a director or executive officer of the Company.

                          SUMMARY OF COMPENSATION PLANS

RETIREMENT PLANS

   The Company maintains a tax-qualified defined benefit pension plan covering both salaried and non-union hourly employees. The benefit formula under such plan is the sum of 1% of annual compensation for each year up to the Social Security Wage Base for that year and 1.33% of annual compensation over the Social Security Wage Base with a minimum benefit of $360 per year multiplied by years of credited service. There is full vesting of benefits after five years of service. The Company makes all contributions. Effective October 1, 1990, the pension plans were amended to provide for voluntary early retirement at age 55. The annual benefits payable beginning at age 65 to the executive officers are as follows: Mr. Kelly--$11,426; Mr. Plumley--$6,351; and Mr. Jordan--$1,605. This plan was frozen as of December 31, 2000 and no future benefits will accrue after that date.

   The Company maintains a tax-qualified defined contribution plan covering both salaried and non-union hourly employees. Under this plan, employees may contribute up to 17% of eligible earnings up to a maximum of $10,500 during the plan year. The plan year begins on January 1 and ends on December 31. The plan includes a discretionary Company matching contribution of up to 50% of the first 10% of employee contributions or a maximum match of 5% of eligible earnings. The matching contribution becomes partially vested after two years of service and fully vested after five years. Effective January 1, 2001, the Company amended the plan to include a profit sharing contribution of 3% of eligible earnings. The profit sharing contribution is immediately vested. The profit sharing contribution was added in fiscal 2001 to replace the defined benefit plan described above.

STOCK INCENTIVE PLAN

   The Company has a Stock Incentive Plan which was ratified by the shareholders at the 2000 Annual Shareholders Meeting. The Plan provides the Compensation Committee with the discretion to make grants until September 12, 2010 to all salaried employees of the Company who are not in a bargaining unit, in the form of Non-qualified Stock Options, Incentive Stock Options, Stock Appreciation Rights and Restricted Stock. The plan contains a provision allowing non-employee Directors of the Company to elect annually to receive payment of all or any portion of the fees for their services as Directors in the form of options to acquire Company Common Stock. The Plan authorized 250,000 shares of common stock. There were 250,000 shares available as of February 2, 2002 for future grants.

   The Company has a Stock Incentive Plan which was ratified by the shareholders at the 1995 Annual Shareholders Meeting. The Plan provides the Compensation Committee with the discretion to make grants until June 20, 2005 to all salaried employees of the Company who are not in a bargaining unit, in the form of Non-qualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Limited Stock Appreciation Rights and Restricted Stock. Grants of Stock Appreciation Rights, Limited Stock Appreciation Rights and Restricted Stock are intended to be confined to key employees in special situations. The Plan originally authorized 500,000 shares of common stock. There were 90,317 shares available as of February 2, 2002 for future grants.

   In order to protect all of the rights of the participant in the event of a Change in Control of the Company, the 2000 and 1995 Stock Incentive Plans provide for the immediate vesting of all outstanding awards upon the occurrence of such an event. A Change in Control of the Company is deemed to occur if any one or more of the following conditions are fulfilled: (i) any person or entity (with the exception of Odyssey Partners) acquires 50% or more of the voting securities of the Company; (ii) the shareholders approve a plan of complete liquidation, an agreement for sale or disposition of substantially all of the assets of the Company, or a materially dilutive merger or consolidation of the Company; or (iii) the Board of Directors agrees by a two-thirds vote that a Change in Control has occurred or is about to occur and within six months actually does occur. However, in no event shall a Change in Control be deemed to occur with respect to any Plan participant who is a material equity participant of the purchasing group that consummates a Change in Control.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

   Jeffrey L. Little, former President and Chief Executive Officer, had an employment contract which is described above. Mr. Little left the Company on March 18, 2002.

   Robert Kelly, Chairman, President and Chief Executive Officer, has an employment contract which is described above.

   Mr. Stephens left the Company November 16, 2002 and received a severance of $138,750, was eligible for outplacement reimbursement of up to $10,000 and up to nine months of company provided health insurance coverage. Mr. Stephens' stock options expired November 16, 2001.

   The Company had an Employment Contract effective as of May 8, 2000, as revised, with a term of three years, with Stanley W. Stephens, Senior Vice President - Retail. Under the terms of this Contract, Mr. Stephens received a signing bonus of $30,000 and a base salary of $170,000. In addition, Mr. Stephens was entitled to participate in the Eagle Bonus Plan at the Senior Vice President targeted norm of 50% of average annual salary with a maximum potential of 100% should the Company exceed budgeted expectations.

   The Company also granted Mr. Stephens the option to purchase up to 18,750 shares of stock of the Company. Under the terms of his option, up to 6,250 shares could have been purchased by Mr. Stephens on or after the first anniversary date of his employment at $4.00 per share, up to an additional 6,250 shares could have been purchased on or after the second anniversary of his employment at $8.00 per share and the final 6,250 shares could have been purchased on or after the third anniversary of the employment of Mr. Stephens at $12.00 per share with the expiration of options at May 8, 2010. Mr. Stephens received relocation and temporary housing expenses and was entitled to regular Company benefits and four weeks of vacation per year. Mr. Stephens had entered into a Change in Control Agreement with the Company dated April 11, 2000 which provided eighteen months of salary, continued health and dental insurance for up to eighteen months, as well as outplacement assistance if his employment was terminated due to a change of control.

RETENTION AGREEMENT

   The Company entered into a Retention Agreement with certain key employees in the event that the Company commenced a voluntary case under Chapter 11 of the United States Bankruptcy Code. The agreement provided a bonus for continuing services provided that the employee is still employed by the Company six months after consummation of a plan of reorganization in the Chapter 11 Case. On May 31, 2000 the Retention Agreements were modified to provide for the payment of the bonuses should the employee's employment by the Company be terminated prior to such six month period as a result of (i) a sale of all or substantially all of the assets of the Company, whether in separate transaction or as part of a plan of reorganization for the company, or (ii) a merger, consolidation, liquidation, dissolution or similar transaction involving the Company. The Company did commence Chapter 11 proceedings on February 29, 2000. On July 7, 2000 the United States District Court for the District of Delaware confirmed the Company's plan of reorganization, which plan the Company consummated on August 7, 2000. Payments under the Retention Agreements were made in January 2001. CHANGE OF CONTROL

   The Company entered into a Change of Control Agreement on June 1, 2001 with certain key employees, which provides that upon a change of control (defined above) all options granted to those employees to acquire stock in the Company shall immediately vest. In addition, the Agreement provides that if the employee is terminated other than for cause within the two year period following the effective date of a change of control or resigns for good reason within the six month period following the effective date of the change in control, the employee will be entitled to: (i) a prorated bonus based on the Company bonus plan, (ii) payment of accrued vacation, (iii) professional outplacement at a cost of up to $20,000 and (iv) based on the employment level of the employee, payment of lump sum compensation and continued health and dental coverage for a period of twelve or eighteen months. The Agreement terminates if a change of control has not occurred within one year of its date.

Respectfully submitted,
Steven M. Friedman, Chairman                 Jerry I. Reitman

                             AUDIT COMMITTEE REPORT

   The Audit Committee is composed of three directors who are not officers of the Company, and operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are listed at the end of this report.

   Under the terms of the charter and listing standards of the Nasdaq Stock Market, Inc., all of the Audit Committee members are considered to be independent, except for Mr. Snyder. Mr. Snyder may not be considered independent because he is a partner with Snyder, Schwarz, Park and Nelson, PC, a law firm that received over $200,000 from the Company during two of the past three fiscal years. The Company's Board of Directors determined that it is in the best interests of the Company and its shareholders for Mr. Snyder to serve on the Audit Committee, notwithstanding this relationship, because of Mr. Snyder's extensive knowledge of the Company gained through many years as legal counsel and member of the Board of Directors.

   Management is responsible for the Company's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee those processes. The Audit Committee also recommends to the Board of Directors, subject to stockholder ratification, the appointment of the Company's independent auditors.

   In this regard, the Audit Committee has reviewed and discussed the audited financial statements for fiscal 2001 with management and discussed other matters related to the audit with the independent auditors. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with the independent auditor matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statements on Auditing Standards Nos. 89 and 90.

   The independent auditors also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with management and the independent auditors the independent auditor's independence. The Committee considered whether the information technology and other non-audit consulting services provided by the independent auditors are compatible with maintaining the auditor's independence and concluded that such services have not impaired the auditors' independence.

   Based on the Audit Committee's discussions with management and the independent auditors and the Audit Committee's review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended February 2, 2002 filed with the Securities and Exchange Commission.

Fees paid to the independent auditor's firm are as follows (in thousands):

Audit Fees - Fiscal year ending February 2, 2002, including quarterly reviews     $116
Financial Information Systems Design and Implementation Fees                      $ -0-

All Other Fees: Audit-related                                                     $   6
                Other  non-audit services                                            10
Total Other Fees                                                                  $  16

Respectfully submitted,
Peter B. Foreman, Chairman    Alain M. Oberrotman            William J. Snyder

PERFORMANCE PRESENTATION

   Shown below is a line graph comparing total shareholder return for the Company, the Russell 2000 and the S&P Retail Stores (Food) since the Company's stock resumed trading on August 7, 2000 at the exit from Chapter 11, as required by Item 402(l) of SEC Regulation S-K. The graph assumes $100 invested on August 7, 2000 in Eagle common stock and $100 invested at the same time in the Russell 2000 index and the S&P 500 Retail index.

          Eagle Food Centers      Russell 2000    S&P 500 Retail

08/2000          100.00              100.00           100.00
01/2001           30.30              102.11           106.63
01/2002            8.24               98.44            90.98


Note: Companies comprising the S&P Retail Stores (Food) Index include:
Albertson's, Inc., Kroger Co., Safeway, Inc. and Winn-Dixie Stores, Inc.

           SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

   The following table sets forth information with respect to the beneficial ownership of shares of Common Stock (after adjustment for the reverse stock split) by (a) each person or group that is known to the Company to be the beneficial owner of more than 5% of the outstanding shares, (b) each director and named executive officer of the Company and (c) all directors and executive officers of the Company as a group. A total of 3,114,470 shares of Common Stock were outstanding on April 19, 2002. Mr. Jeffrey Little left the Company on March 18, 2002 and his stock options expired April 17, 2002.

                                                                                 AMOUNT AND
                                                                                  NATURE OF       PERCENT
                                                                                 BENEFICIAL         OF
                            NAMES OF BENEFICIAL OWNERS                          OWNERSHIP (1)      CLASS
                            --------------------------                          -------------      -----
     Odyssey Partners, LP (2)                                                        996,096       30.71%
     Dimensional Fund Advisors, Inc. (3)                                             182,850        5.64%
     Robert J. Kelly (4)                                                             131,250        4.05%
     Steven M. Friedman (5)                                                           56,836        1.75%
     Peter B. Foreman                                                                 37,755        1.16%
     S. Patric Plumley (6)                                                            11,922        *
     The Friedman Family Foundation (5)                                               10,000        *
     Patrick M. Flatley (8)                                                            6,250        *
     Clark J. Jordan (7)                                                               6,130        *
     Jerry I. Reitman                                                                    500        *
     William J. Snyder (9)                                                               250        *
     Alain M. Oberrotman                                                                   0        *
     Directors and Executive Officers as a group (11 persons)
     including certain of the persons listed above.                                  272,065        8.39%
*Owns less than 1%.

Notes:
(1) Unless otherwise noted, each person has sole investment and voting power with respect to the shares indicated.
(2) Odyssey Partners LP, 280 Park Avenue, West Tower, 21st Floor, New York, NY 10017, a private investment partnership in liquidation, owns 996,096 shares, which may be deemed to be beneficially owned by each of Messrs. Stephen Berger, Leon Levy, Jack Nash, Joshua Nash and Brian Wruble, who collectively constitute all of the general partners of Odyssey Partners, LP. Does not include 158,034 shares of Common Stock owned by The Jerome Levy Foundation, as to which Mr. Leon Levy may be deemed to have beneficial ownership, or 115,300 shares of Common Stock owned by The Nash Family Foundation, a charitable foundation, as to which Messrs. Nash may be deemed to have beneficial ownership.
(3) Dimensional Fund Advisors Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are the "Portfolios.") In its role as investment advisor and investment manager, Dimensional possessed both investment and voting power over 182,850 shares of Eagle Food Centers, Inc. stock as of December 31, 2001. The Portfolios own all securities reported in this statement, and Dimensional disclaims beneficial ownership of such securities. The business office address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.
(4) Mr. Kelly purchased 31,250 shares of Common Stock of the Company at the time of the execution of his Employment Agreement. The beneficial ownership includes options for 100,000 shares that are exercisable as of April 19, 2002.
(5) Steven M. Friedman owns 56,836 shares of Common Stock of the Company, which does not include the 10,000 shares owned by The Friedman Family Foundation, a charitable foundation, as to which Steven M. Friedman may be deemed to have beneficial ownership.
(6) The beneficial ownership represents 47 shares that are owned by Mr. Plumley plus the exercisable portion of options on 25,000 shares. A total of 11,875 shares were exercisable as of April 19, 2002.
(7) The beneficial ownership represents 1,130 shares that are owned by Mr. Jordan plus the exercisable portion of options on 18,750 shares. A total of 5,000 shares were exercisable as of April 19, 2002.
(8) The beneficial ownership represents the exercisable portion of options on 10,000 shares owned by Mr. Flatley. A total of 6,250 shares were exercisable as of April 19, 2002.

(9) The profit sharing plan of Snyder, Schwarz, Park & Nelson P.C., the law firm of which Mr. Snyder is a member, owns 250 shares of Common Stock.

OWNERSHIP OF PRINCIPAL SHAREHOLDERS

   Odyssey Partners, LP, Dimensional Fund Advisors, certain Beneficial Owners of Odyssey Partners, LP and Company Directors and Executive Officers currently hold the right to vote, or have the right to acquire through the exercise of options, shares of Common Stock of the Company representing 53.15% of shares that would be outstanding upon the exercise of such options.

STOCK ISSUED IN CONJUNCTION WITH THE COMPANY'S PLAN OF REORGANIZATION

   The Company filed a voluntary petition under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware on February 29, 2000. Pursuant to the Company's Plan of Reorganization, 15% of the fully-diluted common stock of the Company was issued to the holders of the Senior Notes, of which 10% would have been returned to the Company if the Company had been sold or the debt retired prior to October 15, 2001. If the Company is sold or the debt is retired after October 14, 2001 and prior to October 15, 2002, 5% of the common stock will be returned to the Company. None of the common stock will be returned to the Company if the Company is not sold or the debt retired prior to October 15, 2002.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires the directors of the Company and executive officers, and persons who own more than ten percent of a registered class of the equity securities of the Company, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

   To the knowledge of the Company, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the three fiscal years ended February 2, 2002, all
Section 16(a) filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were in compliance except for the following, which were inadvertently filed late in fiscal 2000: Mr. Jeffrey Little and Mr. Stan Stephens each with one report disclosing one transaction each; Mr. Frank Klun with two reports disclosing one transaction each; and Mr.
S. Patric Plumley with three reports each disclosing one transaction. There was one report for Mr. Clark Jordan disclosing two transactions, which was inadvertently filed late in fiscal 2001.

                               RATIFICATION OF THE
                       SELECTION OF AN INDEPENDENT AUDITOR
                                   PROPOSAL 2

   KPMG LLP, 666 Grand Avenue, Des Moines, Iowa, independent certified public accountants, have performed an audit of the financial statements of the Company for the fiscal year ended February 2, 2002. Services provided by KPMG LLP included work related to the examination of the annual financial statements and reviews of unaudited quarterly financial information.

   The Board of Directors, upon recommendation of its Audit Committee, has appointed KPMG LLP to audit the books and accounts of the Company for the fiscal year ending February 1, 2003 and is seeking ratification of this appointment by the Shareholders. It is intended that the shares represented by the proxy will be voted (unless the proxy indicates to the contrary) for ratification of the appointment.

   A representative from KPMG LLP is expected to attend the annual meeting of shareholders and will be provided the opportunity to make a statement, if desired, and is expected to be available to respond to appropriate questions.


RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITOR. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREOWNERS SPECIFY OTHERWISE IN THEIR PROXIES.


                              SHAREHOLDER PROPOSAL
                                   PROPOSAL 3

   Management has been advised that a shareholder intends to present the following proposal at the annual meeting. The name, address and share ownership of the proponent will be furnished to any person upon oral or written request to Mr. S. Patric Plumley, Secretary, Eagle Food Centers, Inc., Route 67 and Knoxville Road, Milan, Illinois 61264.

                              SHAREHOLDER PROPOSAL

            The shareholders of Eagle Food Centers, Inc. urge the Board of Directors to promptly place the Company up for sale to the highest bidder.

                              SUPPORTING STATEMENT

           Eagle Food Centers, Inc., continues to struggle to turn a profit despite managements efforts. Another year of poor profit performance also means shareholders are still not getting the best value for their equity investment. Continual shareholder support for management and the Directors has failed to yield a satisfactory return. The time has come to offer the Company for sale, thereby maximizing shareholder value by allowing the market to set a true value for the Company.

                      WE URGE YOU TO VOTE FOR THIS PROPOSAL

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

   THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREOWNERS VOTE "AGAINST" THIS SHAREHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREOWNERS SPECIFY OTHERWISE IN THEIR PROXIES.

                           2003 SHAREHOLDER PROPOSALS

   Any shareholder who desires to present a proposal qualified for inclusion in the proxy materials of the Company for the 2003 Annual Shareholders Meeting must forward the proposal in writing to the Secretary of the Company at the address shown on the first page of this proxy statement in time to arrive at the Company no later than January 20, 2003.

                             ADDITIONAL INFORMATION

   Included with this Proxy Statement is the Annual Report of the Company indicating the general scope and nature of the business of the Company together with a summary of the activities and financial results of the Company for fiscal 2001. Shareholders may upon written request and without charge, obtain a copy of the Securities and Exchange Commission Annual Report on Form 10-K of the Company. Exhibits to the Form 10-K are also available. The Company may require payment of a fee covering its reasonable expenses in furnishing such exhibits. Address any request to Mr. S. Patric Plumley, Secretary, Eagle Food Centers, Inc., Rt. 67 and Knoxville Rd., Milan, Illinois, 61264.

                                  OTHER MATTERS

   The Board of Directors of the Company knows of no other matters that may come before the meeting. However, if any matters other than those referred to above should properly come before the meeting, it is the intent of the persons named in the enclosed proxy to vote such proxy in accordance with their discretion.

                                       BY ORDER OF THE BOARD OF DIRECTORS



                                       S. Patric Plumley, Secretary
Dated May 20, 2002